EXHIBIT 99.1

Skyline Medical Commences Unit Exchange Offer for Outstanding Units Issued in July 2015

MINNEAPOLIS, Jan. 22, 2016 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (NASDAQ:SKLNU) today announced that it is commencing an offer to issue new Units (the “Exchange Units”) in exchange for the outstanding Units sold in the August 2015 offering (NASDAQ:SKLNU) (the “Old Units”) on or prior to the Expiration Date. Each Exchange Unit consists of 2 shares of common stock, 4 Series B Exchange Warrants and 4 Series C Reset Warrants (together, the “New Warrants”), with the New Warrants to be listed for trading. The New Units will immediately separate upon issuance into the component securities - shares of the Company’s common stock and New Warrants.

Josh Kornberg, CEO of Skyline Medical, commented, “We have coordinated the Exchange Offer in order to eliminate all or a large part of the market overhang related to the Series A Warrants included in the Old Units.”

The terms of the Series B Exchange Warrants are similar to those of the existing Series A Warrants that are part of the Old Warrants, except that (i) the Company intends to apply for listing of the Series B Exchange Warrants on NASDAQ, (ii) the Series B Exchange Warrants do not have a cashless exercise feature and (iii) the Series B Exchange Warrants are subject to redemption for $0.01 per Series B Exchange Warrant at any time commencing 90 days after the date of issuance following a period where the closing trading price of our common stock exceeds $9.90 (subject to adjustment) for 20 consecutive trading days.

Each outstanding Series C Reset Warrant entitles the registered holder to purchase one share of our common stock at an exercise price per share equal to $2.00 (as it may be adjusted, the “Series C Exercise Price”).  The Series C Reset Warrants are exercisable for a period of six months following the date of issuance, with a possible price adjustment after 90 days based on a volume weighted average market price (subject to certain limitations). Please see the prospectus filed with the Securities and Exchange Commission (“SEC”) for additional information regarding the terms of the Series B Exchange Warrants and Series C Reset Warrants.

Skyline has filed with the SEC a registration statement on Form S-4 to register the Exchange Shares and Exchange Warrants. The registration statement on Form S-4 is available on the SEC’s EDGAR system. The registration statement has not yet been declared effective and the information contained in the filing is subject to change.

All registered holders of outstanding Units as of the date of the commencement of the Exchange Offer may participate in the Exchange Offer. The Exchange Offer will expire on the Expiration Date at 5:00 p.m. Eastern time on February 22, 2016 unless the Exchange Offer is extended at Skyline’s sole discretion.  Tenders of the Units must be made prior to the expiration of the Exchange Offer and may be withdrawn at any time prior to the expiration of the Exchange Offer. In addition to being subject to certain customary conditions, the closing of the Exchange Offer is conditioned upon effectiveness with the SEC of Skyline’s registration statement on Form S-4 registering the Exchange Shares and Exchange Warrants.  D.F. King & Co., Inc. is serving as the Information Agent in connection with the Exchange Offer. Questions or requests for assistance, or for additional copies of the Exchange Offer documents, Letter of Transmittal or other materials should be directed to: D.F. King & Co., Inc. at 48 Wall Street, New York, NY 10005; Toll-Free: (866) 406-2283; Banks & Brokers Call Toll: (212) 269-5550; email: sklnu@dfking.com.

Josh Kornberg, CEO of Skyline Medical, has disclosed his intention to participate in the Unit Exchange. None of Skyline’s board of directors, officers or employees make any recommendations to Unit holders as to whether to tender or refrain from tendering their Units pursuant to the Exchange Offer. Unit holders must decide how many Units they will tender, if any.

Source Capital Group Inc. has been retained by Skyline to act as dealer manager for the unit exchange offering.

Important Notice
This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the Company’s securities. The offer to exchange will be made only pursuant to the Exchange Offer, the Letter of Transmittal and other materials that are being mailed shortly to holders of the Units eligible to be exchanged in the Exchange Offer and have been filed with the Securities and Exchange Commission.  Holders of securities eligible to be exchanged in the Exchange Offer should read those materials and the documents incorporated therein by reference carefully because they will contain important information, including the various terms of, and conditions to, the Exchange Offer.  The Company has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes an Offer Letter, the related election to participate and other materials, and is available at no charge at the Securities and Exchange Commission’s website at www.sec.gov, or D.F. King & Co., Inc. at 48 Wall Street, New York, NY 10005; Toll-Free: (866) 406-2283; Banks & Brokers Call Toll: (212) 269-5550; email: sklnu@dfking.com.  Holders of securities eligible to be exchanged in the offer are urged to read those materials carefully prior to making any decisions with respect to the Exchange Offer.

About Skyline Medical Inc.
Skyline Medical Inc. produces a fully automated, patented, FDA-cleared, waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods — which require hand carrying and emptying filled fluid canisters — present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers, 2) improve compliance with Occupational State and Health Association (OSHA) and other regulatory agency safety guidelines, 3) improve efficiency in the operating room, and radiology and endoscopy departments — leading to greater profitability, and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the United States. For additional information, please visit: www.skylinemedical.com.

Forward-looking Statements:
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows; the terms of any further financing, which may be highly dilutive and may include onerous terms; the features of the Company’s Series A Warrants that include a cashless exercise feature that has the potential to be highly dilutive, and the existence of which may depress the price of our common stock regardless of the Company’s business performance; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contact:
Unit Holder Contact:
D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Toll-Free: (866) 406-2283
Banks & Brokers Call Toll: (212) 269-5550
Email: sklnu@dfking.com

Investor and Media Contact:
Garth Russell
KCSA Strategic Communications
212-896-1250
skyline@kcsa.com